EXHIBIT 99.1

April 25, 2019 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631
Ohio Valley Banc Corp. Reports 1st Quarter Earnings
GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended March 31, 2019, of $1,193,000, a decrease of $2,173,000 from the same period the prior year.  Earnings per share for the first quarter of 2019 were $.25, compared to $.71 for the first quarter of 2018.  Return on average assets and return on average equity were .47 percent and 4.08 percent, respectively, for the first quarter of 2019, versus 1.20 percent and 12.41 percent, respectively, for the same period the prior year.

President and CEO Tom Wiseman commented, “While we strive for positive earnings growth each quarter, we were not able to achieve that in the first quarter of 2019 due to several factors.  This is not acceptable to us.  Our teams are working strategically to improve loan growth and reduce overhead expense.  Proof of OVBC’s subsidiaries’ work with the latter is already evident with a substantial decrease in the Company’s largest non-interest expense category over the same period last year.  We expect overhead expense to continue to be positively impacted with the closing of our Milton Banking Division location in Jackson, Ohio, in early April, and with the pending sale of the New Holland and Mount Sterling branches in the second half of 2019.  On the income side, specifically regarding loan growth, innovative programs like our Professionals Mortgage, RentBuster Loan program, and Additional College Expense Line, show much promise as they uniquely satisfy the needs of the communities we serve.”

For the first quarter of 2019, net interest income decreased $123,000, or 1.1 percent, from the same period last year.  Contributing to the lower net interest income was the decrease in average earning assets.  For the three months ended March 31, 2019, average earning assets decreased $122 million from the same period the prior year, primarily attributable to not processing tax refunds in 2019.  As previously disclosed, a third-party tax refund product provider elected to terminate the Bank’s processing contract early.  During the first quarter of 2018, the processing of tax refunds provided nearly $151 million in average deposits that was invested in the Federal Reserve.  This activity generated approximately $569,000 in interest revenue that was not replicated in 2019.  Absent the loss of interest revenue associated with processing tax refunds, net interest income did benefit from the growth in interest income on loans and securities exceeding the growth in interest expense on deposits and borrowed funds.  For the three months ended March 31, 2019, interest and fees on loans increased $663,000 and interest on securities increased $52,000 from the same period last year.  These increases were due to a combination of average loan growth and the benefit of rising interest rates throughout 2018.  For the same time period, interest expense on deposits and borrowed funds increased $472,000, primarily due to certificates of deposit repricing at higher market rates.  For the quarter ended March 31, 2019, the net interest margin was 4.89 percent, compared to 4.38 percent for the same period the prior year.  The increase in net interest margin was primarily related to the higher balances maintained at the Federal Reserve during the first quarter of 2018, which diluted the net interest margin due to the yield on those balances being less than other earning assets, such as loans and securities.

For the three months ended March 31, 2019, the provision for loan loss expense totaled $2,377,000, an increase of $1,621,000.  For the three months ended March, 31, 2019, the provision for loan loss expense incurred was related to net loan charge-offs of $1,092,000 and to an increase in general reserves related to certain economic risk factors.  During the first quarter, the level of classified loans, or those loans demonstrating financial weakness, increased from the prior quarter due to the deterioration in financial performance by certain loan relationships.  In addition, our historical loan loss factors and our regional unemployment levels increased from the prior quarter.  In association with these higher risk factors, the general reserves required for the allowance for loan losses increased.  The allowance for loan losses was 1.03 percent of total loans at March 31, 2019, compared to .87 percent at December 31, 2018 and 1.04 percent at March 31, 2018.

For the first quarter of 2019, noninterest income totaled $1,846,000, a decrease of $1,230,000 from the first quarter of 2018, primarily due to a $1,228,000 reduction in tax processing fees.  In relation to the third-party tax refund provider terminating the contract as previously discussed, the Company also experienced a decline in tax processing fees, which is a per item fee for each item processed.  As a result of not performing such service in 2019, there was no corresponding revenue earned.  Partially offsetting the decrease in tax refund processing fees was the increase in fee income related to interchange income earned from debit and credit transactions, which increased $53,000 from the same period last year.

Noninterest expense totaled $9,568,000 for the first quarter of 2019, a decrease of $240,000, or 2.4 percent, from the same period last year.  The Company’s largest noninterest expense, salaries and employee benefits, decreased $166,000, or 2.9 percent, from the first quarter of 2018.  The decrease was primarily related to the expense savings associated with a lower number of employees more than offsetting the expense increase associated with annual merit increases.  Further contributing to lower noninterest expense was data processing and FDIC insurance premiums.  For the three months ended March 31, 3019, data processing expense decreased $179,000 from the same period last year in relation to lower consulting fees.  For the same period, FDIC insurance premiums decreased $140,000 in relation to anticipated insurance credits based on the FDIC’s reserve fund achieving its target level.  Partially offsetting the expense reductions above was an increase in professional fees, which increased $164,000 from the prior year first quarter primarily due to litigation related legal fees.  The remaining noninterest expenses increased $81,000, led by foreclosure costs.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 18 offices in Ohio and West Virginia, and Loan Central, with six consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Caution Regarding Forward-Looking Information
Certain statements contained in this earnings release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of federal legislation with respect to taxes and government spending and the continuing economic uncertainty in various parts of the world; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended
	March 31,
	2019	2018
PER SHARE DATA
Earnings per share	$0.25	$0.71
Dividends per share	$0.21	$0.21
Book value per share	$25.29	$23.56
Dividend payout ratio (a)	83.46%	29.33%
Weighted average shares outstanding	4,748,474	4,711,608

DIVIDEND REINVESTMENT (in 000's)
Dividends reinvested under
employee stock ownership plan (b)	$179	$173
Dividends reinvested under
dividend reinvestment plan (c)	$351	$373

PERFORMANCE RATIOS
Return on average equity	4.08%	12.41%
Return on average assets	0.47%	1.20%
Net interest margin (d)	4.89%	4.38%
Efficiency ratio (e)	71.72%	66.76%
Average earning assets (in 000's)	$953,335	$1,075,070

(a) Total dividends paid as a percentage of net income.
(b) Shares purchased from OVBC.
(c) Shares may be purchased from OVBC and on secondary market.
(d) Fully tax-equivalent net interest income as a percentage of average earning assets.
(e) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)
	Three months ended
(in $000's)	March 31,
	2019	2018
Interest income:
Interest and fees on loans	$11,912	$11,249
Interest and dividends on securities	827	775
Interest on interest-bearing deposits with banks	319	685
Total interest income	13,058	12,709
Interest expense:
Deposits	1,342	892
Borrowings	329	307
Total interest expense	1,671	1,199
Net interest income	11,387	11,510
Provision for loan losses	2,377	756
Noninterest income:
Service charges on deposit accounts	503	502
Trust fees	64	60
Income from bank owned life insurance and
annuity assets	178	176
Mortgage banking income	69	64
Electronic refund check / deposit fees	----	1,228
Debit / credit card interchange income	914	861
Loss on other real estate owned	----	(13)
Other	118	198
Total noninterest income	1,846	3,076
Noninterest expense:
Salaries and employee benefits	5,536	5,702
Occupancy	453	441
Furniture and equipment	263	254
Professional fees	672	508
Marketing expense	270	262
FDIC insurance	3	143
Data processing	535	714
Software	411	396
Foreclosed assets	106	55
Amortization of intangibles	31	36
Other	1,288	1,297
Total noninterest expense	9,568	9,808
Income before income taxes	1,288	4,022
Income taxes	95	656
NET INCOME	$1,193	$3,366

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	March 31,	December 31
	2019	2018
ASSETS
Cash and noninterest-bearing deposits with banks	$13,128	$13,806
Interest-bearing deposits with banks	59,769	57,374
Total cash and cash equivalents	72,897	71,180
Certificates of deposit in financial institutions	2,065	2,065
Securities available for sale	110,281	102,164
Securities held to maturity (estimated fair value: 2019 - $16,124; 2018 - $16,234)	15,590	15,816
Restricted investments in bank stocks	7,506	7,506
Total loans	780,644	777,052
Less: Allowance for loan losses	(8,013)	(6,728)
Net loans	772,631	770,324
Premises and equipment, net	15,815	14,855
Other real estate owned	470	430
Accrued interest receivable	2,808	2,638
Goodwill	7,371	7,371
Other intangible assets, net	349	379
Bank owned life insurance and annuity assets	29,571	29,392
Operating lease right-of-use asset, net	1,415	----
Other assets	6,305	6,373
Total assets	$1,045,074	$1,030,493

LIABILITIES
Noninterest-bearing deposits	$242,461	$237,821
Interest-bearing deposits	619,243	608,883
Total deposits	861,704	846,704
Other borrowed funds	37,577	39,713
Subordinated debentures	8,500	8,500
Operating lease liability	1,415	----
Accrued liabilities	15,526	17,702
Total liabilities	924,722	912,619

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares authorized;
2019 - 5,418,398 shares issued; 2018 - 5,400,065 shares issued)	5,418	5,400
Additional paid-in capital	50,162	49,477
Retained earnings	81,042	80,844
Accumulated other comprehensive loss	(558)	(2,135)
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	120,352	117,874
Total liabilities and shareholders' equity	$1,045,074	$1,030,493